Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS FISCAL 2008 FULL YEAR RESULTS

•	Company reports net earnings per share of $3.10
•	International sales grow 12 percent offsetting weakness in domestic business
•	Improved asset management drives record operating cash flow

BLOOMINGTON, Minn. (December 9, 2008) – The Toro Company (NYSE: TTC) today reported net earnings of $119.7 million, or $3.10 per share, on net sales of $1,878.2 million for its fiscal year ended October 31, 2008.  The company’s results for fiscal 2008 were reduced by a pre-tax charge of $4.7 million, or $0.08 per share on an after-tax basis, taken in its fiscal fourth quarter to account for workforce adjustments. In fiscal 2007, the company posted net earnings of $142.4 million, or $3.40 per share, on net sales of $1,876.9 million.

For the fourth quarter ended October 31, 2008, Toro reported breakeven net earnings on net sales of $341.2 million.  Net earnings in the company’s fourth quarter were reduced by the charge noted above.  In the comparable fiscal 2007 period, the company reported net earnings of $6.5 million, or $0.16 per share, on net sales of $332.5 million.

With a strong focus on asset management, the company achieved significant improvements in working capital and cash flow. During fiscal 2008, the company generated a record $216 million in cash from operating activities – an improvement of $32 million over the previous year. In addition, the company returned $133 million to shareholders through dividend payments and share repurchases. Entering the new fiscal year, the company’s liquidity position is solid as indicated by a strong cash balance and supporting committed credit facilities.

“While our revenue growth was impacted for the year due to persistently difficult domestic market conditions, Toro and field inventories are down significantly and should benefit us in the coming year,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “As a result of our heightened focus around Lean and asset management, and despite the soft sales environment, we made measurable progress to improve our working capital position and generated record operating cash flow.”

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2 – Toro Reports Fiscal 2008 Full Year Results

SEGMENT RESULTS

Professional

•
Professional segment net sales for fiscal 2008 increased 1 percent to $1,283.1 million. For the year, the company saw strong worldwide demand for golf equipment and irrigation systems from the successful introduction of several new products, and increased shipments of micro irrigation products in Europe and Australia. Additionally, incremental sales from the acquisitions of Rain Master® and Turf Guard™ contributed to the slight increase. These gains helped offset declines in domestic sales of professionally-installed residential and commercial irrigation products and landscape contractor equipment. For the fiscal 2008 fourth quarter, professional segment net sales declined 4.5 percent to $208.4 million.

•
Professional segment earnings for fiscal 2008 were $234.8 million, down 7.6 percent compared with the same period last year. For the fiscal 2008 fourth quarter, professional segment earnings totaled $14.6 million, compared with $26.7 million in the prior year period.

Residential

•
Residential segment net sales for fiscal 2008 were essentially flat with fiscal 2007 at $563.9 million. Strong orders for snowthrowers and international sales growth in most residential categories offset declines in domestic shipments for walk power mowers.  For the fiscal 2008 fourth quarter, residential segment net sales gained 21.2 percent to $122.2 million. The improvement resulted primarily from increased sales of snowthrowers and walk power mowers due to strong fall demand.

•
Residential segment earnings for fiscal 2008 were $33.9 million, down 19.1 percent compared with the same period last year. For the fiscal 2008 fourth quarter, residential segment earnings totaled $6.5 million, compared with $1.5 million in the prior year period.

REVIEW OF OPERATIONS

Gross margin for fiscal 2008 was 34.8 percent compared with 36.1 percent in fiscal 2007. For the fiscal 2008 fourth quarter, gross margin was 29.9 percent compared with 34.9 percent in the comparable fiscal 2007 period. The margin decline in both periods was primarily due to higher commodity and freight costs and lower production volumes.

Selling, general and administrative (SG&A) expenses for fiscal 2008 were 24.2 percent of net sales, flat with fiscal 2007.  For the fiscal 2008 fourth quarter, SG&A expenses were 29.7 percent of net sales, an improvement from 31.9 percent in the comparable fiscal 2007 period.  SG&A expenses in both periods include charges associated with the workforce adjustments noted above.

Interest expense for fiscal 2008 was $19.3 million, down slightly compared to fiscal 2007. For the fiscal 2008 fourth quarter, interest expense totaled $4.4 million, up slightly from the comparable fiscal 2007 period.

The effective tax rate for fiscal 2008 was 34.0 percent compared with 33.2 percent in fiscal 2007. While the federal Research & Engineering Tax Credit impacted the tax rate in both years, the credit was more favorable in fiscal 2007.

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3 – Toro Reports Fiscal 2008 Full Year Results

Accounts receivable at the end of fiscal 2008 totaled $256.3 million, down $26.9 million or 9.5 percent, on a sales increase of 2.6 percent in the fiscal 2008 fourth quarter. Net inventories were $207.1 million, down $44.2 million or 17.6 percent, compared with fiscal 2007. The company continues to focus on reducing working capital as a percent of sales and in fiscal 2008 generated an additional $32 million in cash flow from operating activities over the prior year period.

BUSINESS OUTLOOK

The company expects the weak market conditions to continue well into fiscal 2009 with even more uncertainties and challenges. “While we don’t know how deep and prolonged these difficult economic conditions will be, we will run our business in the coming year with an emphasis on driving demand with  innovative new products, lowering our cost structure, and further reducing working capital through improved asset management,” said Hoffman.

Given the ongoing global economic weakness and tightening credit markets, the outlook for the year ahead is more uncertain and the resulting impact on the business will be even more difficult to predict. The company currently expects fiscal 2009 net earnings per share to be $2.50 to $2.70 on a revenue decline of approximately 5 percent compared with fiscal 2008.  For its fiscal first quarter, a seasonally smaller revenue period, the company expects to report net earnings per share of $0.15 to $0.25.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
December 9, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on December 9, 2008.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Net sales	$341,240	$332,456	$1,878,184	$1,876,904
Gross profit	101,867	116,151	652,710	678,375
Gross profit percent	29.9%	34.9%	34.8%	36.1%
Selling, general, and administrative expense	101,367	106,004	454,301	454,726
Earnings from operations	500	10,147	198,409	223,649
Interest expense	(4,386)	(4,210)	(19,333)	(19,445)
Other income, net	1,681	3,202	2,213	9,023
(Loss) earnings before income taxes	(2,205)	9,139	181,289	213,227
(Benefit) provision for income taxes	(2,218)	2,605	61,638	70,791
Net earnings	$13	$6,534	$119,651	$142,436

Basic net earnings per share	$-	$.16	$3.17	$3.50

Diluted net earnings per share	$-	$.16	$3.10	$3.40

Weighted average number of shares of common stock outstanding – Basic	36,403	39,900	37,736	40,682

Weighted average number of shares of common stock outstanding – Diluted	37,226	41,090	38,579	41,864

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Professional	$208,433	$218,159	$1,283,111	$1,270,530
Residential	122,242	100,839	563,876	563,524
Other	10,565	13,458	31,197	42,850
Total *	$341,240	$332,456	$1,878,184	$1,876,904

* Includes international sales of	$113,370	$101,806	$608,279	$543,599

	Three Months Ended		Fiscal Years Ended
Segment (Loss) Earnings Before Income Taxes	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Professional	$14,570	$26,701	$234,809	$254,178
Residential	6,521	1,513	33,854	41,828
Other	(23,296)	(19,075)	(87,374)	(82,779)
Total	$(2,205)	$9,139	$181,289	$213,227

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2008	October 31, 2007
ASSETS
Cash and cash equivalents	$99,359	$62,047
Receivables, net	256,259	283,115
Inventories, net	207,084	251,275
Prepaid expenses and other current assets	27,491	10,677
Deferred income taxes	53,755	57,814
Total current assets	643,948	664,928

Property, plant, and equipment, net	168,867	170,672
Goodwill and other assets, net	119,445	115,237
Total assets	$932,260	$950,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,276	$1,611
Short-term debt	2,326	372
Accounts payable	92,997	90,966
Accrued liabilities	225,852	248,521
Total current liabilities	324,451	341,470

Long-term debt, less current portion	227,515	227,598
Deferred revenue and other long-term liabilities	15,619	11,331
Stockholders’ equity	364,675	370,438
Total liabilities and stockholders’ equity	$932,260	$950,837

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2008	October 31, 2007
Cash flows from operating activities:
Net earnings	$119,651	$142,436
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from investments	859	361
Provision for depreciation and amortization	48,194	42,105
Gain on disposal of property, plant, and equipment	(196)	(194)
Gain on sale of a business	(113)	-
Stock-based compensation expense	5,684	7,293
Increase in deferred income taxes	(5,466)	(522)
Changes in operating assets and liabilities:
Receivables	14,770	9,033
Inventories	29,949	(1,915)
Prepaid expenses and other assets	719	(977)
Accounts payable, accrued expenses, and other long-termliabilities	1,671	(14,046)
Net cash provided by operating activities	215,722	183,574

Cash flows from investing activities:
Purchases of property, plant, and equipment	(48,914)	(42,168)
Proceeds from asset disposals	1,021	267
Increase in investment in affiliates	(250)	-
(Increase) decrease in other assets	(35)	1,494
Proceeds from sale of a business	1,048	-
Acquisitions, net of cash acquired	(4,430)	(9,881)
Net cash used in investing activities	(51,560)	(50,288)

Cash flows from financing activities:
Increase (decrease) in short-term debt	2,887	(10)
Issuance of long-term debt, net of costs	-	121,491
Repayments of long-term debt, net of costs	(1,497)	(75,000)
Excess tax benefits from stock-based awards	3,522	13,775
Proceeds from exercise of stock options	3,997	13,255
Purchases of Toro common stock	(110,355)	(182,843)
Dividends paid on Toro common stock	(22,615)	(19,459)
Net cash used in financing activities	(124,061)	(128,791)

Effect of exchange rates on cash and cash equivalents	(2,789)	2,029

Net increase in cash and cash equivalents	37,312	6,524
Cash and cash equivalents as of the beginning of the fiscal year	62,047	55,523

Cash and cash equivalents as of the end of the fiscal year	$99,359	$62,047

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